UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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CERADYNE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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3169 Red Hill Avenue
Costa Mesa, California 92626

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 4, 2007

The Annual Meeting of Stockholders of Ceradyne, Inc., a Delaware corporation (the “Company”) will be held at the Company’s facility located at 1922 Barranca Parkway, Irvine, California 92606 on Monday, June 4, 2007, at 10:00 a.m. local time, for the following purposes, all as set forth in the attached Proxy Statement.

1. To elect six directors to serve until the next annual meeting of stockholders and until their successors are elected and have qualified.

2. To approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors intends to present for election as directors the nominees named in the accompanying Proxy Statement, whose names are incorporated herein by reference.

In accordance with the Bylaws of the Company, the Board of Directors has fixed the close of business on April 16, 2007 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof. For ten days prior to the meeting a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal offices located at 3169 Red Hill Avenue, Costa Mesa, California 92626.

Stockholders are cordially invited to attend the meeting in person. However, even if you do plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it without delay in the enclosed postage paid envelope. If you do attend the meeting, you may withdraw your proxy and vote personally on each matter brought before the meeting.

By Order of the Board of Directors

Jerrold J. Pellizzon
Chief Financial Officer and Corporate Secretary

Costa Mesa, California
April 27, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING OF STOCKHOLDERS
VOTING SHARES AND VOTING RIGHTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GENERAL

3169 Red Hill Avenue
Costa Mesa, California 92626

ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 4, 2007

This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy on behalf of the Board of Directors of Ceradyne, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on Monday, June 4, 2007, and at any adjournments thereof. It is anticipated that this Proxy Statement and the enclosed form of proxy will be first mailed to stockholders on or about April 27, 2007.

The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting. As of the date of this statement, the Board of Directors knows of no other business which will be presented for consideration at the meeting. However, if any other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

Stockholders are requested to date, sign and return the enclosed proxy to make certain that their shares will be voted at the meeting. Any proxy given may be revoked by the stockholder at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by filing with him a proxy bearing a later date, or by attendance at the meeting and voting in person. All proxies properly executed and returned will be voted in accordance with the instructions specified thereon. If no instructions are specified, proxies will be voted FOR the election as directors of the six nominees below, and FOR approval of Proposal 2.

VOTING SHARES AND VOTING RIGHTS

The close of business on April 16, 2007 has been fixed as the record date for stockholders entitled to notice of and to vote at the meeting. As of that date, there were 27,175,666 shares of our common stock outstanding and entitled to vote, the holders of which are entitled to one vote per share. The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of common stock is necessary to constitute a quorum for the transaction of business.

In the election of directors, a stockholder may cumulate his or her votes for one or more candidates, but only if such candidate’s or candidates’ names have been placed in nomination prior to the voting and the stockholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for the candidates in nomination. Management is hereby soliciting discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked. If the voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected, which votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the stockholder thinks fit. The six candidates receiving the highest number of affirmative votes will be elected. If no such notice is given, there will be no cumulative voting, which means a simple majority of the shares voting may elect all of the directors.

Proxies marked “withheld” as to any director and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. However, proxies marked “withheld” and broker non-votes have no legal effect on the election of directors under Delaware law. Proxies marked “abstain” as to a particular proposal will be counted in the tabulation of the votes cast, and will have the same effect as a vote “against” that proposal. Broker non-votes will not be counted in determining the total number of votes cast on Proposal 2 and, therefore, will have no effect on whether that proposal is approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of our common stock as of March 31, 2007, for:

•	each person (or group of affiliated persons) who is known by us to beneficially own more than 5.0% of our common stock;

•	each of our directors and nominees for election to the Board;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Except as otherwise noted, the address of each person listed in the table is c/o Ceradyne, Inc., 3169 Red Hill Avenue, Costa Mesa, California 92626. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage ownership for each stockholder is based on 27,175,041 shares of common stock outstanding as of March 31, 2007, together with all shares of common stock subject to options and restricted stock units that are exercisable or vest within 60 days following March 31, 2007 for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

		Options
	Common	Exercisable
	Shares	Within	Beneficial Ownership(1)
Name and Address	Owned	60 Days(2)	Number	Percent

Munder Capital Management(3)	1,674,177	—	1,674,177	6.2%
480 Pierce Street
Birmingham, MI 48009
Barclays Global Investors, NA(3)	1,476,390	—	1,476,390	5.4%
45 Fremont Street
San Francisco, CA 94105
Joel P. Moskowitz	1,387,139	192,250	1,579,389	6.5%
Richard A. Alliegro	500	35,000	35,500	*
Frank Edelstein	25,150	8,000	33,150	*
Richard A. Kertson	1,320	23,000	24,320	*
William C. LaCourse	—	—	—	*
Milton L. Lohr	500	49,500	50,000	*
Peter Hartl	—	1,500	1,500	*
Michael A. Kraft.	1,299	3,500	4,799	*
Jerrold J. Pellizzon	63,817	400	64,217	*
David P. Reed	748	41,650	42,398	*
All executive officers and directors as a group (14 persons)	1,486,075	360,425	1,846,500	6.7%

*	Less than 1% of shares of common stock outstanding.

(1)	This table is based upon information supplied by the executive officers, directors and beneficial stockholders.

(2)	Includes shares subject to outstanding stock options and restricted stock units that are exercisable or vest on or before May 30, 2007.

(3)	The number of shares owned by each of these stockholders is as of December 31, 2006, as reported in Schedules 13G filed by each stockholder with the Securities and Exchange Commission.

ELECTION OF DIRECTORS

(Proposal 1)

In accordance with the bylaws of the Company, the number of directors constituting the Board of Directors is currently fixed at six. All six directors are to be elected at the 2007 Annual Meeting and will hold office until the 2008 Annual Meeting and until their respective successors are elected and have qualified. It is intended that the persons named in the enclosed proxy will, unless such authority is withheld, vote for the election of the six nominees named below. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them according to the cumulative voting rules to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. All of the nominees named below have consented to being named herein and to serve if elected.

Set forth below are the names and ages of the nominees for election to the Board of Directors, the present position with the Company of each nominee, the year each nominee was first elected a director of the Company, the principal occupation of each nominee, directorships held with other public companies, and additional biographical data. The beneficial ownership of the Company’s common stock by each of the nominees as of March 31, 2007 is set forth in the table under “Security Ownership of Certain Beneficial Owners and Management” above.

			Year First
Name	Age	Present Position with the Company	Elected Director

Joel P. Moskowitz	67	Chairman of the Board, President	1967
		and Chief Executive Officer
Richard A. Alliegro	77	Director	1992
Frank Edelstein	81	Director	1984
Richard A. Kertson	67	Director	2004
William C. LaCourse	63	Director	2006
Milton L. Lohr	82	Director	1986

Joel P. Moskowitz co-founded our predecessor company in 1967. He served as our President from 1974 until January 1987, and has served as our President since September 1987. In addition, Mr. Moskowitz has served as our Chairman of the Board and Chief Executive Officer since 1983. Mr. Moskowitz currently serves on the Board of Trustees of Alfred University. Mr. Moskowitz obtained a B.S. in Ceramic Engineering from Alfred University in 1961 and an M.B.A. from the University of Southern California in 1967.

Richard A. Alliegro has served on the Board of Directors of the Company since 1992. Mr. Alliegro retired from Norton Company in 1990 after 33 years, where his last position was Vice President, Refractories and Wear, for Norton’s Advanced Ceramics operation. He served as President of Lanxide Manufacturing Co., a subsidiary of Lanxide Corporation, from May 1990 to February 1993. Mr. Alliegro currently is the owner of AllTec Consulting, Inc., a ceramic technology consulting firm. Mr. Alliegro obtained B.S. and M.S. degrees in Ceramic Engineering from Alfred University in 1951 and 1952, respectively, and served as a member of the Board of Trustees of that university for 16 years, until 1996.

Frank Edelstein has served on the Board of Directors of the Company since 1984. He is currently an independent consultant. From 1986 to 2005, Mr. Edelstein was a vice president of two private equity firms, first with Kelso & Company and then with Stone Creek Capital, Inc. From 1979 to 1986, he was Chairman of the Board of International Central Bank & Trust and President of CPI Pension Services, Inc. In July 1983, these companies were acquired by Continental Insurance Co., where he also served as Senior Vice President of the Financial Services Group. Prior experience included Executive Vice President of Olivetti Corp. of America and Corporate Vice President of Automatic Data Processing, Inc. Mr. Edelstein is currently a director of Arkansas Best Corp. and IHOP Corp. He obtained a B.A. degree in Mathematics from New York University in 1948.

Richard A. Kertson was appointed a director of the Company on August 16, 2004 to fill a vacancy created by resolution of the Board to increase the number of directors from five to six. From November 2000 until March 2005, Mr. Kertson served as a member of the Board of Directors of Varco International, Inc., a New York Stock Exchange-listed equipment manufacturer and service provider for the oilfield industry. He also served as Chairman of the Audit Committee of the Varco International Board from May 2003 until March 2005. Mr. Kertson was employed by Varco International from October 1975 until his retirement in February 2000, and served the last 16 years as its chief financial officer. His prior experience includes other senior-level staff and management positions in information systems at finance and industrial companies. Mr. Kertson earned his A.B. degree in Economics from Occidental College in 1961 and his M.B.A. degree in Finance from the University of California at Berkeley in 1963.

William C. LaCourse has served on the Board of Directors of the Company since 2006. Dr. LaCourse currently is the Krusen Distinguished Professor of Glass Science at the NYS College of Ceramics at Alfred University, a position he has held since 1999. From 1970 until 1999, Dr. LaCourse held various teaching and administrative positions with the NYS College of Ceramics at Alfred University, as well as at other academic institutions. Dr. LaCourse also serves as president of Santanoni Glass and Ceramics, Inc., a company engaged in contract research and manufacture of specialty glass frits, which he founded in January 2001. Dr. LaCourse obtained a B.S. degree in Engineering Science in 1966 and a M.S. degree in Materials Science in 1967 from the State University of New York in Stony Brook. He received his Ph.D. degree in Materials Engineering from Rensselaer Polytechnic Institute in 1970.

Milton L. Lohr served as a director of the Company from 1986 until October 1988. He resigned to accept a position as the first Deputy Undersecretary of Defense for Acquisitions. He held that position until May 1989 and was re-elected as a director of the Company in July 1989. Mr. Lohr is currently a business and defense consultant. He served in both the Reagan and George H. W. Bush administrations, with responsibility to assist in overseeing the Department of Defense’s major acquisition programs as well as exercising oversight of International Programs. He also served as U.S. Acquisition Representative to NATO and on the Four Power Group. He served three years on California’s Defense Conversion Council and was associated with Defense Development Corporation and LF Global Investments, where his activities were all devoted to venture capital and serving on advisory boards. Mr. Lohr was Senior Vice President of Titan Systems, a research and development company, from 1986 to 1988. Mr. Lohr served from 1969 to 1983 as Executive Vice-President of Flight Systems, Inc., a firm engaged in aviation and electronic warfare systems. Mr. Lohr has over thirty-five years experience in research and development, management, and as a senior government official. He served as a panel member of both the President’s Science Advisory Committee, the Defense Science Board, and as a member of the Army Science Board. Mr. Lohr obtained a B.E. degree in Engineering from USC in 1949 and a M.S. degree from UCLA in 1964.

Mr. Lohr was an investor/limited partner in Global Money Management, LP, a private investment fund, and an investor/member of LF Global Investments, LLC, which serves as the general partner of Global Money Management. For a brief period of time, Mr. Lohr served as a co-managing member of LF Global Investments. After becoming a co-managing member, Mr. Lohr became concerned in the latter part of 2003 about the financial operations of Global Money Management and LF Global Investments, which were not subject to his control. He voluntarily reported his concerns to the Securities and Exchange Commission and consented to the appointment of a receiver for Global Money Management and LF Global Investments for the purpose of investigating their business. The investigation resulted in a civil action initiated by the SEC in 2004, which is now pending in the U.S. District Court, Southern District of California in the case captioned SEC v. Global Money Management, LP, et al, 04-00521-BTM (WMC). The receiver has filed a bankruptcy action on behalf of the two entities. Mr. Lohr has cooperated with the SEC throughout its investigation and the ensuing civil action, and he has not been named in any action initiated by any governmental or regulatory agency or otherwise found to have violated any laws or regulations.

CORPORATE GOVERNANCE

Director Independence

Our Board has determined that all of our directors satisfy the current “independent director” standards established by rules of The Nasdaq Stock Market, Inc. (“Nasdaq”), except for Joel P. Moskowitz, who is the Chairman of the Board, Chief Executive Officer and President of Ceradyne. Mr. Eduard Bagdasarian, who served as a director until June 6, 2006, also was independent under Nasdaq rules. Each director serving on the Audit Committee of our Board also meets the more stringent independence requirements established by Securities and Exchange Commission rules applicable to audit committees. Our Board has determined that no member has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. There are no family relationships among any of the directors or executive officers of the Company.

Board of Directors and Committee Meetings

Our Board of Directors held 10 meetings during 2006. The Board of Directors has an Audit Committee, which held 12 meetings during 2006, a Compensation Committee, which held four meetings during 2006, and a Nominating and Corporate Governance Committee, which held three meetings during 2006. Each incumbent director attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board on which he served during 2006.

The independent directors meet in executive session on a regular basis without any management directors or employees present. Mr. Frank Edelstein has served as Lead Director since November 15, 2004. As Lead Director, Mr. Edelstein serves as chair of the executive sessions of the independent directors and also serves as a liaison between the independent directors and the Chairman of the Board.

Although we have no formal policy requiring director attendance at annual meetings of stockholders, we schedule the annual meeting for a date that is convenient for all directors to attend. All incumbent directors of the Company attended the 2006 annual meeting of stockholders.

Committees of the Board

Our Board has three separate standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Audit Committee

The Company has a separately designated standing Audit Committee of the Board of Directors established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The current members of the Audit Committee are Richard A. Kertson, chairperson, William LaCourse and Milton L. Lohr. All members of the Audit Committee are non-employee directors and satisfy the current Nasdaq standards applicable to audit committee members with respect to independence, financial expertise and experience. Our Board of Directors has determined that Mr. Kertson meets the Securities and Exchange Commission’s definition of “audit committee financial expert.” The Audit Committee held 12 meetings during 2006. To ensure independence, the Audit Committee also meets separately with our independent registered public accounting firm and members of management.

The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent registered public accounting firm engaged to audit the Company’s financial statements. A copy of our Audit Committee Charter is available in the investor relations section of the Company’s website at www.Ceradyne.com.

Compensation Committee

The current members of the Compensation Committee of our Board are Frank Edelstein, chairperson, Richard A. Alliegro and Milton L. Lohr, all of whom are independent directors under applicable Nasdaq standards. The Compensation Committee held four meetings during 2006. The Compensation Committee reviews and makes recommendations to the full Board regarding the salaries, bonuses and other compensation of our executive officers, as well as the compensation of the non-employee directors. The Compensation Committee also administers the Company’s 1994 Stock Incentive Plan and 2003 Stock Incentive Plan. The Compensation Committee presently does not have a written charter.

Processes and Procedures of the Compensation Committee

Commencing in 2005, the Compensation Committee each year has engaged the services of Hewitt Associates LLC, a human resources consulting firm, to prepare an analysis of the compensation paid to Ceradyne’s executive officers and directors compared to the compensation levels at public companies of similar size to Ceradyne, and to make recommendations regarding the compensation structure and amounts for Ceradyne’s executive officers and directors. In 2006, Hewitt Associates’ engagement included conducting interviews with individual executive officers regarding their personal views on the fairness and effectiveness of the existing compensation structure. Hewitt Associates also was asked to compare Ceradyne’s executive officer and director compensation to a peer group of companies similar to Ceradyne. The peer group consisted of 14 manufacturing companies with annual revenues of $300 million to $900 million and market capitalizations of $600 million to $1.3 billion. Seven companies were California based and the rest were in various parts of the country.

Our chief executive officer, Joel P. Moskowitz, plays an important role in formulating the compensation program for our executive officers as well as for our non-employee directors. Mr. Moskowitz founded Ceradyne in 1967, is the largest individual stockholder, and continues to serve full time as the Company’s Chairman of the Board, Chief Executive Officer, and President. The Compensation Committee considers Mr. Moskowitz to be one of the most important employees of Ceradyne, and highly values his insight and views on compensation matters. Mr. Moskowitz makes recommendations to the Compensation Committee regarding base salary, cash bonuses, and awards of equity-based long-term compensation of the executive officers, other than with respect to himself. The Chairman of the Compensation Committee, Mr. Frank Edelstein, also has frequent conversations with Mr. Moskowitz regarding compensation matters. The Compensation Committee, meeting in executive session without Mr. Moskowitz or other management employees present, takes Mr. Moskowitz’ recommendations into account in determining the Committee’s own recommendations regarding cash compensation, which are then presented to the full Board for approval. The Compensation Committee has full authority to approve awards of equity-based compensation, consisting of stock options and restricted stock units, but considers the recommendations of Mr. Moskowitz in making these awards.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee of our Board are Milton L. Lohr, chairperson, Richard A. Alliegro and Frank Edelstein, all of whom are independent directors under applicable Nasdaq standards. The Nominating and Corporate Governance Committee held three meetings during 2006. The role of the Nominating and Corporate Governance Committee, as set forth in its charter, is to

•	assist the Board by identifying, evaluating and recommending candidates for election to the Board,

•	recommend Board members to serve on each committee of the Board,

•	develop and recommend corporate governance guidelines applicable to the Company, and

•	lead the Board in its annual review of the Board’s performance.

A copy of our Nominating and Corporate Governance Committee Charter is available in the investor relations section of the Company’s website at www.Ceradyne.com.

Identifying and Evaluating Director Candidates

The guidelines and procedures for identifying and evaluating nominees for election to the Board are set forth in the Nominating and Corporate Governance Committee Charter. In general, persons considered for nomination to the Board must have demonstrated outstanding achievement, integrity and judgment and such other skills and experience as will enhance the Board’s ability to serve the long-term interests of the Company and our stockholders, and must be willing and able to devote the necessary time for Board service. To comply with regulatory requirements, a majority of Board members must qualify as independent directors under Nasdaq rules, and at least one Board member must qualify as an “audit committee financial expert” under rules of the Securities and Exchange Commission. The committee considers potential candidates recommended by current directors, company officers, employees and others, and will consider candidates recommended by stockholders to be considered as director nominees. A stockholder wishing to recommend a candidate for nomination to the Board should send a letter to the Corporate Secretary at 3169 Red Hill Avenue, Costa Mesa, California 92626. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for election to the Board must meet the independence standards established by Nasdaq and the criteria set forth above.

Stockholder Communications with the Board

Stockholders wishing to communicate with the Board of Directors or with an individual Board member concerning the Company may do so by writing to the Board or to the particular Board member, and mailing the correspondence to: Attention: Corporate Secretary, Ceradyne, Inc., 3169 Red Hill Avenue, Costa Mesa, California 92626. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to our chief executive officer, chief financial officer, controller and persons performing similar functions. A copy of the Code of Business Conduct and Ethics is available in the investor relations section of the Company’s website at www.Ceradyne.com, and a copy also may be obtained at no charge by written request to the attention of the Corporate Secretary at 3169 Red Hill Avenue, Costa Mesa, California 92626.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Ceradyne’s directors and executive officers, and persons who own more than ten percent of Ceradyne’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Ceradyne with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2006, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by, or paid to our principal executive officer, our principal financial officer, and our other three most highly compensated executive officers who were serving as executive officers of Ceradyne at December 31, 2006. These individuals are identified in the Summary Compensation Table and other compensation tables that follow this section, and are referred to throughout this proxy statement as our “named executive officers.” For information about the Compensation Committee of our Board of Directors, and the processes and procedures it employs to review and establish compensation for our named executive officers, please refer to the section captioned “Compensation Committee” at page 7 above.

Executive Compensation Program Objectives and Overview

Our executive compensation program is intended to fulfill three primary objectives: first, to attract and retain qualified executives required for the success of our business; second, to reward these executives for financial and operating performance; and third, to align their interests with those of our stockholders to create long-term stockholder value.

The principal elements of the compensation program for our named executives include base salary, cash bonus, and long-term incentives in the form of stock options and, more recently, restricted stock units. Our compensation program has consisted of these same basic elements for many years, but has been modified and adjusted in recent years as the Company has experienced rapid growth in revenues and profits.

During the 1980’s and 1990’s, we were a very small company with annual revenues ranging in the low to mid $20 millions during much of this period. Profits were also small and in many years we incurred a net loss. Consequently, we could not afford to pay large salaries. In order to provide incentives to our executive officers, whose salaries generally were at the low end of being competitive, we provided cash bonuses based on a percentage of pre-tax profits, either of the entire company, in the case of our chief executive officer, or of a division or business unit in the case of executives whose responsibilities were more narrow in scope. For our senior executive officers, these cash bonuses were based on a fixed percentage of pre-tax profits, without any threshold amounts, target amounts, or limits on the maximum amount that could be earned. However, in most years during this period, the cash bonuses actually earned were either small or, when we incurred a net loss, non-existent.

Our revenue and profits began growing rapidly in about 2003, primarily as a result of increasing sales of our ceramic body armor due to the military conflicts in Iraq and Afghanistan. This success enabled us to pay more competitive salaries, and we began increasing base salaries in order to bring them more in line with the median level paid by companies comparable in size to us in our general geographic location. Our cash bonus plan, which generally did not change during this period, generated increasingly large cash bonuses as our profitability increased. In 2004, for example, the cash bonus earned by one of our executive officers exceeded 200% of his base salary.

Although the amount of cash bonuses earned in 2004 were high historically, our Compensation Committee believed that the total cash compensation earned by our named executive officers in 2004 was fair in view of the exceptional operating performance of the Company. Because the cash bonus plan was popular with management and was positive for morale, the Compensation Committee left the plan largely intact for 2005, but imposed a limit on maximum bonuses for 2005 of 150% of base salary. The cash bonus plan, with this modification, was continued unchanged for 2006. As discussed below, the cash bonus plan for 2007 has been modified by decreasing the maximum amounts to 100% of base salary for our three highest paid executive officers. At the same time, base salaries for our three highest paid executive officers have been increased for 2007 to equal a larger percentage of estimated total cash compensation.

2006 and 2007 Executive Officer Compensation Elements

Cash Compensation

As noted above, over the past three years our Compensation Committee has sought to adjust the components of cash compensation by increasing base salaries, imposing maximum limits on cash bonuses, and adjusting the relative mix of the two. Based in part on survey information provided by Hewitt Associates LLC, a human resources consulting firm, as described at page 7 above, the Compensation Committee has gradually increased base salaries, and for 2007 has targeted its recommendations for total cash compensation, consisting of base salary and bonus, at the median level of the survey group of companies. The Compensation Committee has targeted total 2007 compensation, consisting of base salary, bonus and equity-based compensation, at the 75th percentile of the survey group of companies. The Compensation Committee believes that base salaries should be more in line with industry norms to better assure competitive levels of cash compensation in the event the Company’s amount of profits levels off or declines in the future. Therefore, it has increased the levels of base salary relative to total cash compensation. At the same time, the Compensation Committee believes that a meaningful portion of total cash compensation should remain tied to the profitability of the Company.

The table below shows the base salary established for each of our named executive officers for 2006 and for 2007, and the percentage increase compared to the prior year. Salary adjustments generally take effect in February of each year, so the amounts shown below will not be exactly the same as those shown in the Fiscal 2006 Summary Compensation Table.

			Percent			Percent
	2006		Increase versus	2007		Increase versus
Name and Principal Position	Base Salary		2005 Base Salary	Base Salary		2006 Base Salary

Joel P. Moskowitz	$475,000		11.8%	$650,000		36.8%
Chairman of the Board, Chief Executive Officer and President
Jerrold J. Pellizzon	$234,000		9.9%	$300,000		28.2%
Chief Financial Officer
David P. Reed	$257,000		9.4%	$325,000		26.5%
Vice President and President of North American Operations
Michael A. Kraft	$186,000		3.3%	$186,000		0.0%
Vice President of Sales, Marketing and Business Development(1)
Peter Hartl	$171,542	(2)	2.7%	$174,625	(2)	1.8%
Vice President and President ESK Ceramics

(1)	Effective as of March 23, 2007, Mr. Kraft’s responsibilities and title changed to Vice President Nuclear and Semiconductor Business Units.

(2)	Compensation earned by Dr. Hartl is paid in Euros. His base salary was 136,180 Euros in 2006 and will be 138,624 Euros in 2007. The amounts shown in the table for Dr. Hartl represent the dollar equivalent value based on the average exchange rate during 2006, which was 1.2597 Euros per dollar.

The following table describes the cash bonus plan in effect for 2006 and as modified for 2007.

	2006 Cash Bonuses			2007 Cash Bonuses
	Cash Bonus	Maximum		Cash Bonus	Maximum
Name and Principal Position	Formula	Cash Bonus		Formula	Cash Bonus

Joel P. Moskowitz Chairman of the Board, Chief Executive Officer and President	1.0% of consolidated pre-tax income	$712,500	(1)	1.0% of consolidated pre-tax income	$650,000	(2)
Jerrold J. Pellizzon Chief Financial Officer	0.5% of consolidated pre-tax income	$351,000	(1)	0.5% of consolidated pre-tax income	$300,000	(2)
David P. Reed Vice President and President of North American Operations	1.0% of North American Operations pre-tax income from operations	$385,500	(1)	1.0% of North American Operations pre-tax income from operations	$325,000	(2)
Michael A. Kraft. Vice President of Sales, Marketing and Business Development	0.2% of consolidated pre-tax income	$279,000	(1)	Based on Advanced Ceramic Operations director bonus pool	$83,700	(3)
Peter Hartl(4) Vice President and President ESK Ceramics	0.7% of ESK Ceramics’ pre-tax income	$257,313(5)		0.7% of ESK Ceramics’ pre-tax income	$261,938(5)

(1)	Cash bonuses for Mr. Moskowitz, Mr. Pellizzon, Mr. Reed and Mr. Kraft were capped at an amount equal to 150% of each officer’s annual base salary in 2006.

(2)	Cash bonuses for Mr. Moskowitz, Mr. Pellizzon and Mr. Reed are capped at an amount equal to 100% of each officer’s annual base salary in 2007.

(3)	The cash bonus for Mr. Kraft is capped at an amount equal to 45% of his annual base salary in 2007.

(4)	The amounts shown in the table for Dr. Hartl represent the dollar equivalent value based on the average exchange rate during 2006, which was 1.2597 Euros per dollar.

(5)	The cash bonus for Dr. Hartl is capped at an amount equal to 150% of his annual base salary for that year.

Equity-Based Compensation

We have used stock option grants as a form of long-term compensation since 1983. Until approximately 2003, when our revenues and profits began to increase dramatically, as described above, our stock generally was not actively traded and the price stayed within a relatively narrow range. Consequently, stock options did not provide much incentive compensation prior to 2003. When our stock price began to increase dramatically in 2003, employees who were granted stock options in earlier years suddenly realized substantial gains on their options. However, the Compensation Committee was concerned that newly granted stock options may not provide the same level of increase in value in the future, and therefore may not serve the intended purpose of providing incentive compensation. This is because stock options have value to the employee only if the price of the stock is higher on the date of exercise than it was on the date of grant.

During 2004, the Financial Accounting Standards Board and the Securities and Exchange Commission adopted new rules that require that public companies reflect in their income statement over the time period the options vest, an amount of compensation expense related to stock options based on certain assumptions calculated on the date of grant. These rules are set forth in Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) Share Based Compensation, and are described in Note 10 to our financial statements in our 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission. SFAS 123R was effective for Ceradyne commencing January 1, 2006. Under the accounting rules in effect prior to

January 1, 2006, there was no financial statement expense required for stock options granted at an exercise price equal to or higher than the closing price of the underlying stock on the date of grant.

Partly based on the new accounting rules for stock options and the concerns of the Compensation Committee regarding the incentive value of stock options, as noted above, the Company in 2005 amended its 2003 Stock Incentive Plan to authorize the grant of restricted stock units, in addition to traditional stock options. This amendment was approved by our stockholders in May 2005. A restricted stock unit (“RSU”) is similar, in many respects, to a stock option, except that there is no exercise price. Each RSU represents the right to receive one share of common stock of the Company when the RSU vests, without payment of any exercise price. For accounting purposes, the value of an RSU, which is the closing price of a share of our stock on the date of grant of the RSU, is expensed and reflected in our income statement ratably over the period the RSU vests.

Commencing in May 2005, after the stockholders approved the amendment to the 2003 Stock Incentive Plan, the Compensation Committee began awarding RSUs to executive officers, rather than stock options. The reasons for this are threefold: Even if the price of our stock declines after the date of grant, RSUs will still have some value when they vest, unlike stock options. RSUs would still serve as an incentive to employees to improve Company performance, which hopefully would be reflected in a higher price of our stock, but they would not lose all of their value merely because the price of our stock might decline below the price on the date of grant, which could be caused by stock market conditions or the economy as a whole, and not by the performance of Ceradyne. Secondly, accounting treatment associated with RSUs would no longer be a deterrent, because the accounting treatment for both RSUs and stock options would be similar commencing January 1, 2006. Lastly, because there is no exercise price required when RSUs vest, contrasted with stock options, the intrinsic value of an RSU when it vests is greater than the intrinsic value of a stock option when it vests. For this reason, the Compensation Committee determined that it would grant fewer RSUs to each officer than the number of stock options that would have been granted based on historical practices. This policy would result in fewer shares being outstanding, resulting in less dilution to stockholders, and would allow the number of shares remaining available under our 2003 Stock Incentive Plan to last longer. RSUs granted to officers vest over five years at the rate of 20% of the units as of each anniversary of the date of grant. This is the same rate of vesting that applies to stock options we have granted in the past.

Compensation of our Named Executive Officers

The amount of each component of compensation established for the named executive officers is based on a number of factors. These factors include company performance, individual performance, compensation paid by companies comparable in size to Ceradyne, input from Hewitt Associates LLC, the recommendations of our Chief Executive Officer, Joel P. Moskowitz, and a review of the prior compensation history of each executive officer. Some of these factors are discussed above. Other factors applicable to each named executive officer are discussed below.

Mr. Moskowitz founded Ceradyne in 1967 and continues to serve the Company full time as our Chairman, Chief Executive Officer and President. The Compensation Committee considers Mr. Moskowitz to be largely responsible for the success the Company has achieved, and to be one of our most important employees. Because he has responsibility for the entire Company, his cash bonus is based on consolidated pre-tax profits.

Mr. Pellizzon has been our Chief Financial Officer since September 2002. He has guided the Company through several financing transactions, the significant acquisition of ESK Ceramics in 2004 and several smaller acquisitions, and with the implementation of internal controls and procedures necessary to comply with complex new financial and accounting requirements imposed by the Sarbanes-Oxley Act of 2002. Because he has responsibility for the entire Company, his cash bonus is also based on consolidated pre-tax profits.

Mr. Reed has been an employee of Ceradyne since November 1983. He is responsible for all of North American operations, which includes our largest operating segment, our Advanced Ceramic Operations, or ACO. Our ACO division manufactures ceramic body armor, which is the reason for most of our dramatic growth since 2002. Mr. Reed is largely responsible for this success. Because he has responsibility for all North

American operations, his cash bonus is based on a percentage of the pre-tax profits of all North American-based operating segments.

Effective March 23, 2007, Mr. Kraft’s title changed to Vice President Nuclear and Semiconductor Business Units. He will have responsibility for this new business segment, which we established during 2006. This business segment will focus primarily on developing and manufacturing products for containment of nuclear waste, and currently is small relative to the rest of our Company. Due to the change in his responsibilities, Mr. Kraft’s base salary will remain unchanged in 2007 and his cash bonus will be based on pre-tax operating income of our Advanced Ceramic Operations division, up to a maximum of 45% of his base salary.

Dr. Hartl is responsible for our ESK Ceramics subsidiary, which we acquired in August 2004. He joined ESK Ceramics in 1998. Dr. Hartl’s compensation is based on an arrangement that existed at the time we acquired ESK Ceramics. His long-term equity-based compensation, however, is determined by our Compensation Committee.

The following table shows the three elements of our compensation program applicable to our named executive officers in 2007, and the total targeted compensation.

					Long-Term
	2007		Maximum 2007		Equity Incentive	Total 2007 Maximum
Name and Principal Position	Base Salary		Cash Bonus		Compensation(1)	Compensation

Joel P. Moskowitz	$650,000		$650,000		$300,000	$1,600,000
Chairman of the Board, Chief Executive Officer and President
Jerrold J. Pellizzon	$300,000		$300,000		$175,000	$775,000
Chief Financial Officer
David P. Reed	$325,000		$325,000		$175,000	$825,000
Vice President and President of North American Operations
Michael A. Kraft(4)	$186,000		$83,700		(3)	$269,700
Vice President Nuclear and Semiconductor Business Units
Peter Hartl	$174,625	(2)	$261,938	(2)	(3)	$436,563	(2)
Vice President and President ESK Ceramics

(1)	Long-term equity incentive compensation will be in the form of restricted stock units granted under the Company’s 2003 Stock Incentive Plan. Each RSU represents the right to receive one share of common stock of the Company when the RSU vests, without payment of any exercise price. RSUs granted to officers vest over five years at the rate of 20% of the units as of each anniversary of the date of grant. The number of RSUs to be granted will be determined by dividing the amount of long-term equity incentive compensation shown in the table by the share price on the date of grant.

(2)	The amounts shown in the table for Dr. Hartl represent the dollar equivalent value based on the average exchange rate during 2006, which was 1.2597 Euros per dollar.

(3)	No determination has been made yet regarding the grant of RSUs to Mr. Kraft or Dr. Hartl for 2007.

(4)	Effective as of March 23, 2007, Mr. Kraft’s responsibilities and title changed to Vice President Nuclear and Semiconductor Business Units.

Policies Regarding Timing and Pricing of Equity-Based Awards

Under our 1994 and 2003 Stock Incentive Plans, the exercise price of stock options must be no less than the closing price of our common stock on the date of grant. Restricted stock units, which may be awarded under the 2003 plan, represent the right to receive one share of common stock of the Company when each RSU vests, and do not require the payment of any exercise price.

Since 2004, it has been our policy to grant stock options (and, since May 2005, restricted stock units) only at duly held meetings of our Stock Option Committee and, commencing in February 2005, at duly held meetings of our Compensation Committee. (Our Stock Option Committee was disbanded when responsibility for administering equity-based compensation plans was delegated to the Compensation Committee in February 2005.)

However, following a voluntary review of historical stock option grant practices and related accounting treatment initiated by Ceradyne management in July 2006, it was determined that most stock options granted during the period of January 1997 through September 2003 did not reflect the closing price of our common stock on the actual date of grant. Please refer to Note 11 to our financial statements in our 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission for a detailed discussion of this investigation. A summary of the discussion contained in Note 11 is provided below.

The review was conducted by a Special Committee comprised of three independent members of the Company’s Board of Directors, with the assistance of independent legal counsel and forensic accounting experts. The review found that until September 2003, stock option grants generally were approved by unanimous written consents signed by the members of the Stock Option Committee of the Board of Directors. Throughout this period, the Stock Option Committee consisted of our chief executive officer and one non-management member of the Board. The date specified as the grant date in each unanimous written consent was used (i) to determine the exercise price of the options and (ii) as the accounting measurement date.

The review also found that from January 1997 through September 2003, the date selected by management as the grant date and accounting measurement date was the date specified in the unanimous written consent, but that, in all but one case, the unanimous written consents were not prepared, approved or executed by the Company’s Stock Option Committee until a later date. The Company’s chief executive officer was responsible for selecting the grant dates and followed a consistent practice of seeking low grant prices and he was unaware of the accounting implications of the method he used. Therefore, the use of the date specified in the unanimous written consent as the accounting measurement date was incorrect in all but one case. The proper accounting measurement date was the date the unanimous written consent was signed by the members of the Stock Option Committee.

Based upon information gathered during the review by independent legal counsel, the Special Committee and the Board of Directors have concluded that, while the Company applied an option price date selection practice that resulted in the use of incorrect accounting measurement dates for options granted between January 1997 and September 2003, the accounting errors resulting from the use of incorrect measurement dates were not the product of any deliberate or intentional misconduct by the Company or its executives, staff or Board of Directors. However, as a result of using revised measurement dates for options granted from January 1997 through September 2003, the Company recorded a charge in the second quarter ended June 30, 2006 of $3.4 million ($2.3 million after income taxes) pertaining to the years ended December 31, 1997 to 2005 and the six months ended June 30, 2006 (the “Stock-Based Charge”).

The Company does not believe that a restatement of its prior-period financial statements is required for the Stock-Based Charge. Based on the materiality guidelines contained in SEC Staff Accounting Bulletin No. 99, Materiality (SAB 99), the Company believes that the Stock-Based Charge is not material to any of the individual prior periods affected and the aggregate Stock-Based Charge is not material to the results for the year ended December 31, 2006.

The review of the Special Committee also found that from September 2003 to February 2005, all stock option grants were approved at meetings held by the Stock Option Committee, and, since February 2005, all stock option grants have been approved at meetings held by the Compensation Committee of our Board of Directors. The dates of these meetings have been used correctly as the accounting measurement date for all stock options granted since September 2003.

Prior to December 31, 2006, the current members of Ceradyne’s Board of Directors, all current executive officers and all other employees of the Company amended all unexercised stock options they held which had an exercise price that is less than the price of the Company’s common stock on the actual date of grant, by increasing the exercise price to an amount equal to the closing price of the common stock as of the actual grant date. There was no incremental financial statement expense required as a result of the upward revision in the exercise prices of these stock options. The Company has and will continue to reimburse all non-executive officer employees for the increase in the exercise price for the modified options as they vest. Such reimbursement has and will not be material.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, we generally receive a federal income tax deduction for compensation paid to any of our named executive officers only to the extent total compensation does not exceed $1.0 million during any fiscal year or if it is “performance-based” under Section 162(m). Prior to 2006, the total compensation earned by our executive officers was always less than $1.0 million and, consequently, the limitations imposed by Section 162(m) were not a factor. Although our chief executive officer earned compensation in excess of $1.0 million in 2006, and he and other named executive officers may earn more than $1.0 million 2007, the Compensation Committee has determined, for the reasons set forth above, not to modify the basic method of determining cash bonuses. Because the cash bonus plan has not been approved by our stockholders, it does not constitute a “performance based” plan under Section 162(m). The Compensation Committee has also determined, based in part on the recommendation of our chief executive officer, to award restricted stock units using time-based vesting rather than performance-based vesting. Consequently, the Company will not be able to deduct for federal income tax purposes any compensation earned by our named executive officers in 2007 in excess of $1.0 million each.

Compensation Committee Report

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis and has discussed its contents with Ceradyne management and the Board of Directors. Based on the review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and Annual Report on Form 10-K.

Submitted by the members of the Compensation Committee

Richard A. Alliegro
Frank Edelstein (Chairperson)
Milton L. Lohr

Compensation Committee Interlocks and Insider Participation

Our Board of Directors has a standing Compensation Committee. The members of this committee during 2006 and presently are Richard A. Alliegro, Frank Edelstein and Milton L. Lohr. The Compensation Committee’s function is to review and make recommendations to the Board regarding the compensation of executive officers and of the non-employee directors. The Compensation Committee also administers our equity incentive plans. No member of the Compensation Committee is, or ever has been, an employee or officer of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation earned during the year ended December 31, 2006 by our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who were serving as executive officers at December 31, 2006. These officers are referred to in this proxy statement as the “named executive officers.”

Fiscal 2006 Summary Compensation Table

						Change in
						Pension Value
						and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
		Salary(1)	Bonus(1)	Awards(2)	Awards(3)	Earnings	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Joel P. Moskowitz	2006	$468,855	$712,500	$73,571	$—	$—	$15,234	$1,270,160
Chairman of the Board, Chief Executive Officer and President
Jerrold J. Pellizzon	2006	231,414	351,000	29,428	85,189	—	15,505	712,536
Chief Financial Officer
David P. Reed	2006	254,296	385,500	29,428	41,568	—	16,605	727,397
Vice President and President of North American Operations
Michael A. Kraft.	2006	185,254	278,991	32,190	57,517	—	48,260	602,212
Vice President of Sales, Marketing and Business Development
Peter Hartl(5)	2006	171,542	171,996	34,020	—	9,557	8,018	395,133
Vice President and President ESK Ceramics

(1)	The amounts shown in these columns reflect salary and bonuses earned by the named executive officers during 2006 and include amounts which the executives elected to defer, on a discretionary basis, pursuant to the Company’s 401(k) savings plan and the nonqualified deferred compensation plan. Additional information regarding the Company’s nonqualified deferred compensation plan is provided below in the “Fiscal Year 2006 Nonqualified Deferred Compensation Table.”

(2)	The amounts shown in this column represent the compensation expense recognized by the Company in 2006 for financial statement reporting purposes with respect to the fair value of restricted stock units granted in 2006 as well as for RSUs granted in prior fiscal years. The compensation expense is computed in accordance with SFAS 123R, and does not necessarily correspond to the actual value that will be realized by the named executive officers. Each RSU represents the right to receive one share of Ceradyne common stock when the RSU vests, without payment of any exercise price. RSUs granted to the named executive officers vest over five years at the rate of 20% of the units as of each anniversary of the date of grant. Pursuant to SEC rules, the dollar amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions. Under SFAS 123R, the fair value of RSUs is calculated using the closing price of Ceradyne common stock on the date of grant. For additional information regarding the calculation of fair value of RSUs, refer to note 10 of the Ceradyne financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. See the Grants of Plan-Based Awards table below for additional information regarding awards made in 2006.

(3)	The amounts shown in this column represent the compensation expense recognized by the Company in 2006 for financial statement reporting purposes with respect to the fair value of stock options granted in prior fiscal years. No stock options were granted to the named executive officers in 2006. The compensation expense is computed in accordance with SFAS 123R, and does not necessarily correspond to the actual value that will be realized by the named executive officers. Stock options granted to the named executive officers vest over five years at the rate of 20% of the units as of each anniversary of the date of grant. Pursuant to SEC rules, the dollar amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions. Under SFAS 123R, the fair value of stock options is calculated using an option-pricing model based on the grant date. For additional information regarding the calculation of the fair value of stock options, refer to note 10 of the Ceradyne financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC.

(4)	See the All Other Compensation Table below for additional information regarding the amounts shown in this column.

(5)	Compensation earned by Dr. Hartl is paid in Euros. The amounts shown in the table for Dr. Hartl represent the dollar equivalent value based on the average exchange rate during 2006, which was 1.2597 Euros per dollar.

All Other Compensation

The following table includes information regarding the various elements of “all other compensation” shown above in the Fiscal 2006 Summary Compensation Table.

Fiscal 2006 All Other Compensation Table

			Company
		Insurance	Contributions to	Automotive	Relocation
		Premiums(1)	401(k) Plan(2)	Reimbursement(3)	Reimbursement(4)	Total
Name	Year	($)	($)	($)	($)	($)

Joel P. Moskowitz	2006	$7,734	$7,500	$—	$—	$15,234
Jerrold J. Pellizzon	2006	8,005	7,500	—	—	15,505
David P. Reed	2006	9,105	7,500	—	—	16,605
Michael A. Kraft	2006	7,713	7,500	—	33,047	48,260
Peter Hartl	2006	438	—	7,580	—	8,018

(1)	The amounts in this column represent the employer-paid portion of premiums for group life, medical, dental and vision insurance for the named executive officers.

(2)	The amounts in this column represent the Company’s matching contributions under the Ceradyne Smart 401(k) Plan for 2006, up to the limitations imposed under Internal Revenue Service regulations. The Company’s contribution is in the form of shares of Ceradyne common stock, valued at the market value per share as of December 31 of the applicable year. Matching contributions are made in the discretion of the Board of Directors at a rate of up to 50% of the employee’s contribution, which is limited to 15% of the employee’s salary and bonus, subject to limits on maximum employee contributions imposed by Internal Revenue Service regulations.

(3)	The amount in this column represents the Company’s cost of maintaining an automobile for Dr. Hartl’s use in connection with his employment.

(4)	The amount in this column represents an allowance for housing expenses paid to Mr. Kraft in 2006 relating to his relocation to Orange County, California in connection with his commencement of employment in 2005.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of awards to each named executive officer during the year ended December 31, 2006 under our equity incentive plans.

Grants of Plan-Based Awards in Fiscal Year 2006

		All Other
		Stock Awards:			Grant Date Fair
		Number of Shares	Exercise or Base		Value of Stock and
		of Stock or Units(1)	Price of Option	Closing Price on	Option Awards(2)
Name	Grant Date	(#)	Awards ($ / Sh)	Grant Date ($/Sh)	($)

Joel P. Moskowitz	3/6/2006	5,000	—	$62.07	$310,350
Jerrold J. Pellizzon	3/6/2006	2,000	—	62.07	124,140
David P. Reed	3/6/2006	2,000	—	62.07	124,140
Michael A. Kraft	—	—	—	—	—
Peter Hartl	—	—	—	—	—

(1)	The amounts shown in this column represent the number of restricted stock units granted in 2006 to each named executive officer. Each RSU represents the right to receive one share of Ceradyne common stock when the RSU vests, without payment of any exercise price. RSUs granted to the named executive officers vest over five years at the rate of 20% of the units as of each anniversary of the date of grant, provided that the executive is still employed by the Company on the vesting date.

(2)	The amounts shown in this column represent the full grant date fair value of RSUs granted in 2006, computed in accordance with SFAS 123R. Under SFAS 123R, the grant date fair value of RSUs is calculated using the closing price of Ceradyne common stock on the date of grant, multiplied by the number of RSUs granted. This amount is then recognized by the Company as compensation expense for financial statement reporting purposes ratably over the vesting period. The amount recognized as compensation expense in 2006 is included in the Summary Compensation Table above in the column headed “Stock Awards.”

Outstanding Equity Awards

The following table provides information regarding outstanding equity awards held by each named executive officer as of December 31, 2006, including the number of unexercised vested and unvested stock options and the number of unvested restricted stock units. The vesting schedule for each grant is shown following this table. The market value of the RSUs is based on the closing market price of Ceradyne common stock as of the last trading day of the year (December 29, 2006), which was $56.50 per share.

Outstanding Equity Awards at 2006 Fiscal Year End

	Option Awards				Stock Awards
					Number of	Value of
					Shares or	Shares or
					Units of	Units of
	Number of Securities		Option		Stock that	Stock That
	Underlying Unexercised		Exercise	Option	Have Not	Have Not
	Options (#)		Price	Expiration	Vested(2)	Vested(3)
Name	Exercisable	Unexercisable(1)	($)	Date	(#)	($)
Joel P. Moskowitz	112,500	—	$4.58	9/4/2011	4,000	$226,000
	56,250	—	16.89	9/7/2013	5,000	282,500
	22,500	—	21.84	8/14/2014	—	—
Jerrold J. Pellizzon	—	27,000	3.22	10/11/2012	1,600	90,400
	—	4,500	16.89	9/7/2013	2,000	113,000
	—	9,000	21.84	8/14/2014	—	—
David P. Reed	11,250	—	4.58	9/4/2011	1,600	90,400
	9,000	2,250	3.58	5/17/2012	2,000	113,000
	9,000	2,250	3.22	10/11/2012	—	—
	6,750	4,500	16.89	9/7/2013	—	—
	3,000	4,500	21.84	8/14/2014	—	—
Michael A. Kraft.	1,000	4,000	21.46	5/1/2015	6,000	339,000
Peter Hartl	—	—	—	—	6,000	339,000

(1)	Stock options granted to the named executive officers vest over five years at the rate of 20% of the options as of each anniversary of the date of grant, provided that the executive is still employed by the Company on the vesting date. The amounts shown in this column represent the remaining unvested portion of each option grant.

(2)	The amounts shown in this column represent the number of restricted stock units held by each named executive officer as of December 31, 2006. Each RSU represents the right to receive one share of Ceradyne common stock when the RSU vests, without payment of any exercise price. RSUs granted to the named executive officers vest over five years at the rate of 20% of the units as of each anniversary of the date of grant, provided that the executive is still employed by the Company on the vesting date.

(3)	The amounts shown in this column represent the value of unvested RSUs held as of December 31, 2006, calculated using the closing price of Ceradyne common stock on the last trading date of the year (December 29, 2006), multiplied by the number of unvested RSUs.

Option Exercises And Stock Vested

The table below sets forth information for each named executive officer regarding the exercise of stock options and the vesting of restricted stock units during the year ended December 31, 2006, including the aggregate value realized upon exercise or vesting, each before payment of any applicable withholding taxes.

Option Exercises and Stock Vested in Fiscal Year 2006

	Option Awards			Stock Awards
	Number of Shares	Value Realized		Number of Shares	Value Realized
	Acquired on Exercise	on Exercise(1)		Acquired on Vesting	on Vesting(2)
Name	(#)	($)		(#)	($)
Joel P. Moskowitz	—	$—		1,000	$45,690	(3)
Jerrold J. Pellizzon	59,250	2,510,310	(4)	400	18,276	(6)
	32,250	1,599,008	(5)	—	—
David P. Reed	11,875	646,543	(7)	400	18,276	(8)
Michael A. Kraft.	—	—		1,500	66,300	(9)
Peter Hartl	—	—		1,500	68,535	(10)

(1)	The value realized on exercise of option awards represents the market price per share of common stock on the date of exercise, less the stock option exercise price per share, multiplied by the number of stock options exercised.

(2)	The value realized on vesting of stock awards represents the market price per share of common stock on the date each RSU vests, multiplied by the number of RSUs that vested on that date.

(3)	Mr. Moskowitz acquired 1,000 shares with a market price of $45.69 on May 26, 2006, upon the vesting of RSUs.

(4)	On June 28, 2006, Mr. Pellizzon acquired 54,000 shares upon exercise of stock options with an exercise price of $3.22 per share; 2,250 shares upon the exercise of stock options with an exercise price of $16.89 per share, and 3,000 shares upon the exercise of a stock option with an exercise price of $21.84 per share. The market price on June 28, 2006 was $47.05 per share.

(5)	On December 6, 2006, Mr. Pellizzon acquired 27,000 shares upon the exercise of stock options with an exercise price of $3.22 per share. He sold these shares on the same day for an average price of $55.51 per share. On December 6, 2006, Mr. Pellizzon also acquired 2,250 shares upon the exercise of stock options with an exercise price of $16.89 per share and 3,000 shares upon the exercise of stock options with an exercise price of $21.84 per share, and sold these on the same day for $55.35 per share.

(6)	Mr. Pellizzon acquired 400 shares with a market price of $45.69 on May 26, 2006, upon the vesting of RSUs.

(7)	On December 27, 2006, Mr. Reed acquired 625 shares upon the exercise of stock options with an exercise price of $1.61 per share, and 11,250 shares upon the exercise of stock options with an exercise price of $4.22 per share. He sold these shares on the same day for an average price of $58.53 per share.

(8)	Mr. Reed acquired 400 shares with a market price of $45.69 on May 26, 2006, upon the vesting of RSUs.

(9)	Mr. Kraft acquired 1,500 shares with a market price of $44.20 on May 23, 2006, upon the vesting of RSUs.

(10)	Dr. Hartl acquired 1,500 shares with a market price of $45.69 on May 26, 2006, upon the vesting of RSUs.

Pension Plan

Our ESK Ceramics subsidiary provides pension benefits to its German employees. These pension benefits are rendered for the time after retirement of the employees by payments into legally independent pension and relief facilities. They are generally based on length of service, wage level and position in the company. The direct and indirect obligations comprise obligations for pensions that are already paid currently and expectations for those pensions payable in the future. Our ESK Ceramics subsidiary has four separate plans in Germany: (a) Pensionskasse — Old; (b) Pensionskasse — New; (c) Additional Compensation Plan; and (d) Deferred Compensation Plan. For financial accounting purposes, the Additional and Deferred Compensation Plans are accounted for as single-employer defined benefit plans, Pensionskasse — Old is a multiemployer defined benefit plan, and the Pensionskasse — New is a defined contribution plan. The table below sets forth information for Peter Hartl, our only named executive officer who participates in these plans, for the year ended December 31, 2006.

Fiscal Year 2006 Pension Benefits Table

Present Value
		Number of Years	of Accumulated	Payments During
		Credited Service	Benefit(1)	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Joel P. Moskowitz	—	—	—	—
Jerrold J. Pellizzon	—	—	—	—
David P. Reed	—	—	—	—
Michael A. Kraft.	—	—	—	—
Peter Hartl	Pensionskasse — Old	20	$142,895	—
	Additional Compensation	20	$351,404	—

(1)	Information regarding the valuation method and material assumptions used in calculating the present value of the accumulated benefit is provided in note 7 of the Ceradyne financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

Peter Hartl is our only named executive officer who is an employee of ESK Ceramics and, therefore, is the only named executive officer who is eligible to participate in the ESK Ceramics pension plans. Dr. Hartl’s retirement benefits under the plans are determined by the following formulas: Under the Pensionskasse — Old Plan, the employee contribution each year is equal to 2.0% of covered compensation up to the German social security contribution ceiling. This contribution amount, multiplied by 42.0%, is the annual increase of benefits payable at normal retirement age, which is age 62. The annual company contribution to finance this pension benefit currently also amounts to 2%. Under the Additional Compensation Plan, the company contribution each year is equal to 12.25% of covered compensation between 100.0% and 150.0% of the German social security ceiling, and 15.0% of covered compensation over 150.0% of the German social security ceiling. This contribution amount under the second plan, multiplied by 18.0%, is the annual increase of benefits payable at retirement. Covered compensation for Dr. Hartl includes his base salary.

Based on Dr. Hartl’s current age of 51, his prior years of service and compensation, the total annual benefits payable to him at normal retirement age (62) under the plans are estimated to be approximately $63,400 based on the current Euro-to-dollar exchange rate. These benefits are payable in fixed monthly payments for life. Benefits will not be reduced by German social security benefits received by Dr. Hartl.

Nonqualified Deferred Compensation

The table below sets forth information for each named executive officer who participates in our Nonqualified Deferred Compensation Plan. The table also includes the total balance of the executive’s account as of December 31, 2006. According to the terms of the plan, we do not make any contributions to the plan on behalf of any named executive officer.

Fiscal Year 2006 Nonqualified Deferred Compensation Table

	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	at Last Fiscal
	Last Fiscal Year(1)	Last Fiscal Year	in Last Fiscal Year	Distributions	Year-End
Name	($)	($)	($)	($)	($)

Joel P. Moskowitz	$—	—	$—	—	$—
Jerrold J. Pellizzon	393,204	—	128,188	—	1,279,941
David P. Reed	588,726	—	196,784	—	2,000,435
Michael A. Kraft.	—	—	—	—	—
Peter Hartl	—	—	—	—	—

(1)	The amounts shown in this column are also included in the Summary Compensation Table above as part of the salary and bonus earned by the named executive officer in 2006.

The Ceradyne Nonqualified Deferred Compensation Plan allows a select group of management and highly compensated U.S. employees, including executive officers, to voluntarily defer receipt of a portion of his or her salary and cash bonus until: (i) the participant’s employment with the Company terminates, he or she dies or becomes disabled, (ii) the Company undergoes a change in control, (iii) the occurrence of a fixed date or dates elected by the participant, or the (iv) the Company terminates the plan, whichever is the first to occur. Amounts credited to the plan consist only of cash compensation that has been earned and payment of which has been deferred by the participant. Ceradyne does not make matching or other contributions to the plan.

The amounts deferred under the plan are adjusted for earnings and losses based on hypothetical investment choices selected by the participant from among a range of mutual funds and equities that are publicly traded on a United States national stock exchange. Ceradyne does not pay guaranteed, above-market or preferential earnings on deferred compensation. No funds are set aside in a trust or otherwise. Participants in the plan are general unsecured creditors of the Company with respect to their plan account balances.

Director Compensation

Each of our non-employee directors receives cash fees and equity-based awards as compensation for his service on the Board of Directors and the committees of the Board on which he is a member. The table below sets forth cash compensation earned by each non-employee director, and share-based compensation expense recognized by us for each non-employee director, during 2006. All compensation earned by Mr. Moskowitz is reported in the Summary Compensation Table above and has been excluded from the table below.

Fiscal Year 2006 Director Compensation Table

	Fees Earned or
	Paid in Cash(1)	Stock Awards(2)(3)(4)	Option Awards(5)	Total
Name	($)	($)	($)	($)

Richard A. Alliegro	$21,000	$20,009	—	$41,009
Frank Edelstein	27,000	28,678	—	55,678
Richard A. Kertson	25,500	20,009	—	45,509
William C. LaCourse	12,500	17,338	—	29,838
Milton L. Lohr	21,500	20,009	—	41,509
Eduard Bagdasarian(6)	9,000	4,762	—	13,762

(1)	The amounts shown in this column represent the amount of cash compensation earned in 2006 for service on the Board of Directors and any committees of the Board on which the director was a member in 2006.

(2)	The amounts shown in this column represent the compensation expense recognized by the Company in 2006 for financial statement reporting purposes with respect to the fair value of restricted stock units granted in 2006 as well as for RSUs granted in prior fiscal years. The compensation expense is computed in accordance with SFAS 123R, and does not necessarily correspond to the actual value that will be realized by the directors. Each RSU represents the right to receive one share of Ceradyne common stock when the RSU vests, without payment of any exercise price. RSUs granted to the non-employee directors vest over three years at the rate of 33 1/3% of the units as of each anniversary of the date of grant. Pursuant to SEC rules, the dollar amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions. Under SFAS 123R, the fair value of RSUs is calculated using the closing price of Ceradyne common stock on the date of grant. For additional information regarding the calculation of fair value of RSUs, refer to note 10 of the Ceradyne financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. This amount is then recognized by the Company as compensation expense for financial statement reporting purposes ratably over the vesting period.

(3)	On June 6, 2006, RSUs for 1,000 shares were granted to each of Mr. Alliegro, Mr. Kertson and Mr. Lohr, each with a grant date fair value of $45,670, computed in accordance with SFAS 123R. On June 6, 2006, RSUs for 2,000 shares were granted to each of Mr. Edelstein and Mr. LaCourse, each with a grant date fair value of $91,340. Under SFAS 123R, the grant date fair value of RSUs is calculated using the closing price of Ceradyne common stock on the date of grant, multiplied by the number of RSUs granted. This amount is then recognized by the Company as compensation expense for financial statement reporting purposes ratably over the vesting period. The closing price of our common stock on June 6, 2006 was $45.67 per share.

(4)	The number of unvested RSUs held by each of our non-employee directors as of December 31, 2006, were: Mr. Alliegro — 2,000, Mr. Edelstein — 3,000, Mr. Kertson — 2,000, Mr. LaCourse — 2,000 and Mr. Lohr — 2,000.

(5)	No stock options were granted to any of our non-employee directors in 2006. As of December 31, 2006, the number of unexercised stock options held by each of our non-employee directors were: Mr. Alliegro — 34,500, Mr. Edelstein — 7,500, Mr. Kertson — 22,500 and Mr. Lohr — 64,000.

(6)	Mr. Bagdasarian served as a director until our annual meeting of stockholders held on June 6, 2006, at which time he retired from our Board.

Non-employee directors are paid cash fees for their services on the Board of Directors and its committees in such amounts as are determined from time to time by the Board, based on the recommendation of the Compensation Committee of the Board. During 2006, the compensation paid to our non-employee directors was as follows: Each non-employee director received a fee of $4,000 per calendar quarter plus $1,000 for each Board meeting attended. No separate meeting fee was paid for committee meetings which were held on the same day as a meeting of the full Board. For telephonic meetings of the Board or any committee which lasted longer than one hour, participating directors received a fee of $500. An additional fee was paid to the chair of the Audit Committee in the amount of $4,000 per year, to the chair of the Compensation Committee in the amount of $2,000 per year, and to the Lead Director in the amount of $4,000 per year.

Commencing in 2007, our non-employee directors will be paid cash fees for their services on the Board of Directors and its committees as follows: Each non-employee director receives a fee of $5,000 per calendar quarter plus $1,000 for each Board meeting attended. No separate meeting fee is paid for committee meetings which are held on the same day as a meeting of the full Board. For telephonic meetings of the Board or any committee which last longer than one hour, participating directors receive a fee of $500. An additional fee is paid to the chair of the Audit Committee in the amount of $7,500 per year, to the chair of the Compensation Committee in the amount of $5,000 per year, and to the Lead Director in the amount of $7,500 per year.

In addition, non-employee directors are eligible to receive stock options and restricted stock units under Ceradyne’s 2003 Stock Incentive Plan. No stock options were granted to non-employee directors in 2006. Information regarding restricted stock units granted in 2006 to our non-employee directors is contained in the table above and in the footnotes to the table. Commencing in 2007, each non-employee director will be granted an RSU on the date of the annual meeting of stockholders representing a number of shares determined by dividing $100,000 by the closing price per share of our common stock on the date of the annual meeting, and then rounded up to the nearest whole number divisible by three. RSUs granted to the non-employee directors will vest over three years at the rate of 33 1/3% of the units as of each anniversary of the date of grant.

Potential Benefits Upon or Following a Change in Control

Stock options and restricted stock units granted under our 2003 Stock Incentive Plan provide that upon certain circumstances in the event of or following a change in control of Ceradyne, the unvested portion of such stock options and RSUs will accelerate and become immediately vested in full. In general, a change in control is deemed to occur if we were to sell substantially all of our assets or if the Company were to merge into, consolidate with or enter into a reorganization with another entity in a transaction in which Ceradyne is not the surviving corporation.

If a change in control occurs and the acquiring entity does not assume and continue the employee’s rights under the unvested stock options and RSUs, then all unvested stock options and RSUs will accelerate and vest in full upon the occurrence of the change in control. If the acquiring entity does assume the employee’s rights under the unvested stock options and RSUs, but the employee’s employment subsequently is terminated without cause, or if the employee resigns for good reason, within 12 months after the change in control, then all unvested stock options and RSUs held by the employee would accelerate and vest in full as of the date of termination.

The reasons for which an employee may voluntarily resign and trigger acceleration of vesting include a change in the employee’s position which materially reduces his or her duties and responsibilities or the level of management to which the employee reports, a reduction in the employee’s level of compensation and benefits by more than ten percent, or a relocation of employee’s principal place of employment by more than 30 miles without his or her consent.

The table below sets forth information regarding the estimated amounts that each named executive officer would have realized in the event that a change in control of Ceradyne had occurred and all of his unvested stock options and RSUs had accelerated and become immediately vested in full as of December 29, 2006.

Estimated Benefits at 2006 Fiscal Year End in the Event of a Change in Control

			Total Estimated
Name	Option Awards(1)	Stock Awards(2)	Payments

Joel P. Moskowitz	$—	$508,500	$508,500
Jerrold J. Pellizzon	490,185	203,400	693,585
David P. Reed	334,215	203,400	537,615
Michael A. Kraft.	140,160	339,000	479,160
Peter Hartl	—	339,000	339,000

(1)	The amounts in this column represent the aggregate gain each named executive officer would have realized if all unvested stock options granted under the 2003 Stock Incentive Plan that were held by him on December 29, 2006 accelerated and became immediately vested in full on that date. The amount of gain was calculated based on the difference between the exercise price of each unvested option and the closing price of our common stock on that date, which was $56.50 per share.

(2)	The amounts in this column represent the aggregate value each named executive officer would have realized if all unvested restricted stock units (each unit representing the right to receive one share of our common stock) held by him on December 29, 2006 accelerated and became immediately vested in full on that date. The value is based on the closing price of our common stock on that date, which was $56.50 per share.

Additional Equity Compensation Plan Information

The following table provides additional information regarding Ceradyne’s equity compensation plans as of December 31, 2006.

Number of Securities
			Weighted-	Remaining Available
	Number of		Average Exercise	for Future Issuance
	Securities to be		Price of	under Equity
	Issued Upon Exercise		Outstanding	Compensation Plans
	of Outstanding		Options,	(Excluding Securities
	Options, Warrants		Warrants and	Reflected in
Plan Category	and Rights		Rights	Column(a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders(1)	814,470	(2)	$11.41	514,325
Equity compensation plans not approved by security holders	—		—	—

Totals	814,470	(2)	$11.41	514,325

(1)	Includes shares subject to stock options outstanding under our 1994 Stock Incentive Plan and 2003 Stock Incentive Plan, shares subject to unvested restricted stock units granted under our 2003 Stock Incentive Plan, and shares available for additional option and restricted stock unit grants under the 2003 plan, as of December 31, 2006.

(2)	Options are granted at an exercise price equal to the closing price per share of common stock on the date of grant. Each restricted stock unit represents the right to receive one share of common stock when the unit vests, without payment of any exercise price. The number shown in column (a) above includes options to purchase 677,370 shares of common stock at a weighted-average exercise price of $11.41, and restricted stock units for 137,100 shares of common stock.

Transactions with Related Persons

We have not entered into a transaction with any related person since the beginning of our 2006 fiscal year.

In accordance with the charter of the Audit Committee of our Board of Directors, the Audit Committee is responsible for reviewing and approving any proposed transaction with any related person which involves a potential conflict of interest or for which approval is required under applicable Securities and Exchange Commission and Nasdaq rules. Currently, this review and approval requirement applies to any transaction to which Ceradyne or any of our subsidiaries will be a party, in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (a) any of our directors or executive officers, (b) any nominee for election as a director, (c) any security holder who is known to us to own of record or beneficially more than five percent of any class of our voting securities, or (d) any member of the immediate family of any of the persons described in the foregoing clauses (a) through (c).

In the event that management becomes aware of any related person transaction, management will present information regarding such transaction to the Audit Committee for review and approval.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent we specifically incorporate this Report by reference.

The Audit Committee of the Board is composed of three non-employee directors and operates under a written charter adopted by the Board. The current members of the Audit Committee are Richard A. Kertson, William C. LaCourse and Milton L. Lohr. In the judgment of the Board of Directors, the members of the Audit Committee satisfy the current Nasdaq requirements applicable to audit committee members with respect to independence, financial expertise and experience. Our Board also has determined that Mr. Kertson is an “audit committee financial expert,” as defined under Securities and Exchange Commission rules. The Audit Committee held 12 meetings during 2006.

The Audit Committee reports to the Board and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management, and the audit process of the Company. The Audit Committee Charter adopted by the Board sets forth the responsibility, authority and specific duties of the Audit Committee. A copy of our Audit Committee Charter is available in the investor relations section of the Company’s website at www.Ceradyne.com.

In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company for the year ended December 31, 2006. Management represented to the Audit Committee that all consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee also obtained from the independent registered public accounting firm a formal written statement describing all relationships between the Company and the registered public accounting firm that bear on the registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee). The Audit Committee discussed with the independent registered public accounting firm any relationships that may impact on the firm’s objectivity and independence and satisfied itself as to the registered public accounting firm’s independence.

Based on these discussions and reviews, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our

Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent registered public accounting firm are, in fact, “independent.”

     Submitted by the members of the Audit Committee

Richard A. Kertson (Chairperson)
William C. LaCourse
Milton L. Lohr

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the appointment by the Audit Committee of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit Ceradyne’s financial statements for the fiscal year ending December 31, 2007. We have employed PricewaterhouseCoopers LLP in this capacity since 2002. If the shareholders do not approve this appointment, the Audit Committee will consider other independent registered public accounting firms.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

Fees Paid to Independent Registered Public Accounting Firms

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered during 2005 and 2006 were comprised of the following:

	2005	2006

Audit fees	$1,525,306	$1,744,703
Audit-related fees	—	—
Tax fees	308,726	341,306
All other fees	—	—

Total fees	$1,834,032	$2,086,009

Audit fees include fees for professional services rendered in connection with the audit of our consolidated financial statements for each year and reviews of our unaudited consolidated quarterly financial statements, as well as fees related to consents and reports in connection with regulatory filings for those fiscal years. Audit fees also include fees for services rendered by PricewaterhouseCoopers LLP in connection with an audit of the effectiveness of our internal control over financial reporting as of December 31, 2005 and 2006, required by Section 404 of the Sarbanes-Oxley Act. Audit fees for 2005 also include services rendered in providing comfort letters in connection with our December 2005 concurrent public offerings of common stock and senior subordinated convertible notes.

Tax fees related primarily to tax compliance and advisory services, and the preparation of federal and state tax returns for each year. Tax fees for 2005 and 2006 also include professional services rendered in connection with determining the availability of research and development tax credits.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm in accordance with applicable Securities and Exchange Commission rules. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date. All of the professional services rendered by PricewaterhouseCoopers LLP during 2005 and 2006 were pre-approved by the Audit Committee of our Board of Directors in accordance with applicable Securities and Exchange Commission rules.

GENERAL

Stockholder Proposals and Advance Notice Procedures

The federal proxy rules (SEC Rule 14a-8) specify the requirements for inclusion of stockholder proposals in the Company’s Proxy Statement for the Annual Meeting of Stockholders. Stockholders who wish to have proposals included in the Company’s Proxy Statement for action at the 2008 Annual Meeting must submit their proposals in writing to the Secretary of the Company at the address set forth on the first page of this Proxy Statement so that they are received by the Secretary no later than December 28, 2007, and must also comply with the other requirements set forth in SEC Rule 14a-8.

If a stockholder desires to bring business before the meeting which is not the subject of a proposal properly submitted in accordance with SEC Rule 14a-8, the stockholder must follow procedures outlined in the Company’s Bylaws. The Bylaws provide that a stockholder entitled to vote at the meeting may make nominations for the election of directors or may propose that other business be brought before the meeting only if (a) such nominations or proposals are included in the Company’s Proxy Statement or otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (b) the stockholder has delivered written notice to the Company (containing certain information specified in the Bylaws) not less than 60 days nor more than 90 days prior to the date of the meeting. However, if the Company has given less than 70 days advance notice or public disclosure of the date the meeting is to be held, written notice of a nomination or proposal to be submitted by a stockholder at the meeting will be timely if it has been received by the Company not later than the 10th business day following the date on which notice of the meeting is mailed or the meeting date is otherwise publicly disclosed.

A copy of the full text of the Bylaw provisions containing the advance notice procedures described above may be obtained upon written request to the Secretary of the Company.

Expenses of Solicitation

The cost of soliciting the enclosed form of proxy will be paid for by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Directors, officers and regular employees of the Company may, without additional compensation, also solicit proxies either personally or by telephone, telegram or special letter.

Jerrold J. Pellizzon
Chief Financial Officer and
Corporate Secretary

April 27, 2007

This Proxy is Solicited on Behalf of the Board of Directors
For the Annual Meeting of Stockholders to be held on June 4, 2007
     The undersigned hereby appoints Joel P. Moskowitz and Jerrold J. Pellizzon, and each of them, as Proxies, with full power of substitution, to vote the shares of Ceradyne, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Ceradyne, Inc. to be held at the Ceradyne, Inc. facility located at 1922 Barranca Parkway, Irvine, California 92606, on Monday, June 4, 2007 at 10:00 a.m., local time, and at any adjournment thereof.
(Continued and to be signed on the reverse side)

SEE REVERSE
SIDE

ANNUAL MEETING OF STOCKHOLDERS OF
CERADYNE, INC.
June 4, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Joel P. Moskowitz Richard A. Alliegro
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	Frank Edelstein Richard A. Kertson William C. LaCourse
☐	FOR ALL EXCEPT (See instructions below)	¡	Milton L. Lohr

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Approve the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for year ending December 31, 2007.	☐	☐	☐
This proxy confers discretionary authority to cumulate and distribute votes for any or all of the nominees named above for which the authority to vote has not been withheld.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR Proposal 2.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.